EXHIBIT 3 (f)

                    EMPLOYMENT AGREEMENT

     Agreement made as of the 1st day of April, 1996, between WARRANTECH CORPORATION, (the "Company"), a Delaware corporation having its principal office at 300 Atlantic
Street, Stamford Connecticut 06901, and Michael J. Salpeter
(the "Executive"), an individual residing at 7034 Highfield
Road, Fayetteville, New York  13066.

                    W I T N E S S E T H:

     WHEREAS, the Company believes that Executive's services would be of great value to it and desires to retain his services, and Executive has indicated his willingness to enter into an agreement upon the terms and conditions set forth; and

     WHEREAS, the execution by the Company of this Agreement has been duly authorized and approved;

     IT IS, THEREFORE, AGREED AS FOLLOWS;

     1.   Duties.

     The Company hereby employs the Executive as President of the Company. Executive shall have responsibility for the management and operations of the Company and all corporations controlled by the Company, now or hereafter acquired, performing all such services as shall be consistent with his position as determined from time to time by the Chairman of the Company. If Executive shall serve as an officer, director or employee of any affiliate of the Company, he shall not receive any additional compensation, unless otherwise mutually agreed upon. The Executive shall devote his full time and efforts to the business and affairs of the Company, shall use his best efforts to promote its interests and shall perform his duties on a full-time basis primarily at either the Company's offices in Stamford, Connecticut or the Company's offices in Euless, Texas, or otherwise as necessary.

     2.   Salary and Other Compensation.

          A. The Company shall pay the Executive during the term of this Agreement a base salary at the annual rate of $285,000 during the first 12 months of this Agreement, which base salary shall automatically increase by 10% annually thereafter during the term of this Agreement. Such base compensation shall be payable in accordance with the Company's payroll practices as in effect from time to time.

          B. The Company, for the benefit of the Executive, also shall maintain in full force and effect up to a premium payment of $25,000 the split dollar life insurance policy annexed here as Exhibit A.

     3.   Expenses.

     It is contemplated that in performing services under this Agreement the Executive will be required to incur expenses on behalf of and in furtherance of company business. The Executive is authorized to incur such reasonable expenses in performing his duties including, but not limited to, expenses for travel, transportation, entertainment, gifts and similar items, which expenses shall be paid by the Company. At the end of each month and upon submission of appropriate bills or vouchers, the Company shall pay all such expenses incurred by the Executive during that month. Such payment may be made either directly to the payees named in such bills or vouchers or, to the extent paid by the Executive, by reimbursement to him. The Executive agrees to maintain adequate records of all expenses to be reimbursed by the Company.

     4.   Automobile.

     It is contemplated that to perform the services required by this Agreement the Executive shall obtain and remain fully responsible for the maintenance and repair of an automobile, for which the Company shall provide the Executive with an expense allowance of $500 per month.

     5.   Vacations.

     The Executive shall be entitled to 5 weeks of vacation time per year in accordance with such policies as are from time to time adopted by the Company's Board of Directors.

     6.   Moving Expenses.

     The Executive shall be entitled to a moving expense allowance in the sum of $10,000.

     7.   Disability.

     A. For purposes of this Agreement, disability shall mean physical or mental illness or condition rendering the Executive incapable of performing substantially all of his normal duties with the Company ("Disability").

     B. In the event the Executive becomes disabled, for a continuous period of twelve months or sooner if there has been a determination of Disability under any disability insurance policy provided by the Company for the benefit of the Executive, the Company, at its option and upon at least thirty days written notice to the Executive or his personal representative (but before the Executive has recovered from such disability), may terminate the Executive's employment.

     C. In the event of the Executive's disability hereunder, and from the date thereof, the Company shall continue to pay the Executive his salary and other compensation (pursuant to paragraph 2) for a period not to exceed twelve months at the rate provided for on the date of the commencement of such Disability. The Executive shall be entitled to annual increases and cost of living adjustments pursuant to paragraph 2 if otherwise applicable. If the Executive shall receive any disability payments from any insurance company under a Company sponsored disability plan, as provided for below, the salary payable to the Executive under this sub-paragraph shall be reduced accordingly, dollar for dollar. Should the Company's obligation to pay the disabled Executive's salary expire as provided for herein for any reason whatsoever, the Executive shall be entitled to receive and retain all disability insurance proceeds of such disability plan.

     D. Subject to insurability, the Company shall purchase and maintain group disability insurance for its senior executives including the Executive pursuant to the Disability Income Policy annexed hereto as Exhibit B.

     8.   Additional Benefits.

     A. The Executive also shall be eligible to receive such bonuses and awards as the Board of Directors or Compensation Committee of the Board of Directors may from time to time grant to him, and he also shall be eligible and shall be entitled to participate in any stock option plan, bonus participation or extra compensation plan, pension, group insurance or other benefits which the Company may, in its sole discretion, provide for its senior executive employees generally.

     B. The Company shall obtain, and maintain in full force and effect, a comprehensive major medical, hospitalization Blue Cross-Blue Shield group plan (or the equivalent) with dental coverage for the benefit of the Executive and his immediate family. The nature and scope of the coverage will be identical to that provided to all other senior executives.

     9.   Restrictive Covenants.

     A. During the term of this Agreement and for two years following its termination for any reason, the Executive shall not, directly or indirectly, participate in the ownership, management, control, employ, or serve as an agent or render any services to, any company which competes with any part of the business of the Company, its subsidiaries or affiliates, without the prior written consent of the Company's Board of Directors.

     B. During the term of this Agreement and thereafter, Executive will not, directly or indirectly, disclose or use any confidential information, records, trade secrets or any other secret or confidential matter relating to the clients, employees, business, products or services of the Company, whether or not it is identified as secret or confidential, without first obtaining the prior written consent of the Company. This covenant includes, but is not limited to: disclosing or using information concerning Company customers, customer requirements, trade secrets, markets, costs, products; product development, marketing and business plans or strategies; divulging the identity of Company clients or employees; or soliciting Company clients or employees.

     C. Executive agrees that this paragraph constitutes an independent and severable covenant, which shall be enforceable notwithstanding any rights or remedies that the Company may have under any other provision of this Agreement or otherwise, that the remedy at law for any breach hereof will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages. Additionally, if Executive should breach these covenants, Executive agrees to indemnify the Company for any loss, damage, or expense which the Company may incur, including but not limited to, attorney's fees and disbursements resulting from any such breach by Executive.

     D. If any of the covenants contained hereinabove, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

     E. If any of the covenants contained hereinabove, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provisions and, in its reduced form, said provision shall then be enforceable.

     10.  Duration.

     This Agreement shall be in full force and effect for the period commencing as of April 1, 1996, and ending March 31, 1998 (hereinafter referred to as the "term of this Agreement"). Thereafter, this Agreement shall continue in full force and effect for additional one year periods, provided, however, that either party may terminate this Agreement by giving prior written notice at least 180 days prior to the end of the term hereof or any renewal term.
This Agreement may be terminated before the end of its term by agreement of the parties or upon the death or disability of the Executive, or in the event of termination as provided in paragraphs 11 or 12 hereof. This Agreement also will automatically terminate upon execution of another Agreement between the parties that explicitly supersedes this Agreement.

     11.  Termination for Cause by the Company.

     The Company may terminate the Executive's employment at any time with cause upon thirty (30) days prior written notice to the Executive. Notice of termination for cause must specify with particularity the actions or inactions constituting such cause.

     Cause shall exist upon the occurrence of any of the following:

          (i) the Executive's conviction for any crime involving the Company which constitutes a felony in the jurisdiction involved;

          (ii) the Executive's willful failure or refusal to substantially perform his duties as required by this Agreement;

          (iii) misappropriation of Company money or property or other dishonest act relating to the Company, its assets or operations;

          (iv) the material breach by the Executive of any of the terms, conditions or covenants of this Agreement;

          (v) activities by the Executive of a publice nature failing to conform to the community standard of generally accepted personal or business conduct which may reasonably be expected to reflect badly upon the Company's public image;

          (vi) attempting to obtain personal profit from any transaction in which the Company has an interest without the prior written consent of the Company; or

          (vii) any other acts or omissions which constitute cause under the laws of the State of New York.

     If termination under this section occurs, the Company shall pay to the Executive all amounts due under this Agreement which are then accrued but unpaid within fifteen
(15) days after date of the notice of termination.

     12.  Termination Without Cause.

     A. The Company shall have no right to terminate this Agreement except as expressly set forth above. Any other termination of this Agreement by the Company shall constitute wrongful termination. Except as provided below, in the event of any wrongful termination, the Company shall pay the Executive an amount equal to the lesser of $285,000 or the base salary payable hereunder through the end of the term or any renewal term. Such payment shall be made within 30 days of termination and shall be deemed liquidated damages for the Executive's loss of salary but shall not preclude, diminish or in any way affect the Executive's right to pursue whatever additional remedies may be available to him with respect to damages suffered other than for loss of salary. The liquidated damages provided above shall be payable regardless of whether or not the Executive mitigates or attempts to mitigate his damages.

     B. If within two years following a Change In Control (as hereinafter defined) of the Company, the Company shall terminate the Executive's employment other than by reason of the Executive's disability or for cause (as defined above) or the Executive shall terminate his employment by the Company for Good Reason (as hereinafter defined) then (1) on or before the Executive's last day of employment with the Company, the Company shall pay to the Executive as compensation for services rendered to the Company a lump sum cash amount (subject to applicable payroll or other taxes required to be withheld computed at the rate for supplemental payments) equal to three times the Executive's actual base salary for the 12 month period preceding such termination date, and (2) the Company shall not recover its contributions under the split dollar life insurance policy until the expiration of the term of this Agreement and the Company shall be required to continue making its contributions to the Executive's split dollar life insurance policy and other benefits until the expiration of the term of the Agreement.

     C. "Change In Control" means (1) the acquisition by any person, directly or indirectly, of the beneficial ownership of securities of the Company entitled to cast 40% or more or the total vote to which all the Company's outstanding securities are then entitled to cast in the election of directors unless the Executive is such person or an affiliate of such person or (2) a change in the composition of the board of directors of the Company which results in a majority of the members thereof being persons who were not elected by, or nominated for election as directors by, the board of directors of the Company as the same was constituted, immediately prior to such change in the composition thereof.

     D. "Good Reason" shall mean any of the following which occurs following a Change of Control; a significant reduction or alteration of the Executive's duties, authority or responsibility; removal of the Executive from the highest corporate office held by him prior to such Change In Control; any modification of the compensation terms of this Agreement adverse to the Executive; any material reduction in perquisites, benefits or support facilities previously available to the Executive in order to perform his obligations under this Agreement.

     E. In the event Executive's employment is terminated pursuant to Paragraph 12A or 12B hereof, the Executive shall be entitled to immediate vesting of any and all stock options issued by the Company pursuant to its incentive stock option plan and to any and all other options, warrants, or shares under substantially the terms as to which the Executive was entitled before such termination.

     13.  Assignment.

     This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Executive, his heirs and personal representatives.
However, the Executive's rights under this Agreement are personal and shall not be voluntarily or involuntarily assigned or otherwise transferred.

     14.  Notices.

     Any notice required or permitted to be given under this Agreement shall be in writing and delivered by hand or by receipted overnight express to the Executive at his residence set forth above or to the Company at its principal office set forth above.

     15.  Arbitration.

     Any disagreement, controversy or claim arising out of, or relating to this Agreement, or the breach thereof, if not involving the need for equitable relief, shall be settled by arbitration in Fairfield County, State of Connecticut in accordance with the rules then existing of the American Arbitration Association and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof. Nothing contained herein shall prevent either party from seeking equitable relief from the appropriate court, if such relief would not be available in Arbitration.

     16.  Attorney Fees.

     If any action or proceeding whether at law, in equity, or in arbitration, is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, arbitrator's fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

     17.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

     18.  Entire Agreement.

     This instrument contains the entire agreement of the parties. It may not be modified orally; it may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, modification or discharge is sought.
     IN WITNESS WHEREOF, the parties have set their hands and seal to this Agreement on the day and year first above written.

Attest:                  WARRANTECH CORPORATION

                         By: Joel San Antonio
                             Michael J. Salpeter